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[Squar, Milner, Reehl & Williamson, LLP letterhead]

January 31, 2000

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Re: Boyds Wheels, Inc.; Commission File Number 0-26738

Dear Commissioners:

We have read the statements made by Boyds Wheels, Inc. (the "Company") included in Form 8-K (copy attached), which we understand will be filed with the Commission pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report. Except as discussed below, we agree with the statements concerning our Firm in such Form 8-K.

With respect to Item 4 (a) (v), since we were not engaged to conduct any audits of the Company's financial statements, we have no basis on which to state whether there were any reportable events as defined in Regulation S-B,
Item 304 (a) (1) (iv) (B).

Regarding Items 4 (a) (ii) and (iv), it is noted that we did not issue any audit reports on the Company's financial statements, or any other reports (other than as related to certain non-audit services during the Company's bankruptcy) regarding the Company. Hence, such items are not applicable.

Sincerely,

SQUAR, MILNER, REEHL & WILLIAMSON, LLP

/s/ Squar Milner Reehl & Williamson, LLP